SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITEWAVE CORP.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

95-4763671

(I.R.S. Employer Identification No.)

Suite 100, 1220 Eastview Road, North Vancouver, BC V7J 1L6

(Address of Principal Executive Offices, and Zip Code)

STOCK GRANTS PURSUANT TO RESOLUTIONS OF THE BOARD OF DIRECTORS

(Full title of plan)

(604) 675-7637

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value (2)	6,200,000	$0.07	$434,000	$39.93
Totals	6,200,000	$0.07	$434,000	$39.93

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457(C) based on the closing price as reported on the Over-the-Counter Bulletin Board as of June 18, 2003.

(2) Represents shares of Common Stock issued directly to consultants and employees of the Company.  Please refer to the selling shareholders section of this document.

EXPLANATORY NOTE

LITEWAVE CORP. ("Litewave") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The shares of common stock, $0.0001 par value per share, of LITEWAVE CORP. ("Litewave" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders").  The Selling Shareholders acquired the shares pursuant to compensatory benefit plans for consulting and employment services that the Selling Shareholders provided to Litewave.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions.  Litewave will not receive proceeds from the sale of any of the Shares.  Litewave is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus.  The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction.  To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares.  The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act.  Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Litwave's common stock is currently traded on the OTCBB under the symbol "LTWV".

SELLING SHAREHOLDERS	NUMBER OF SHARES OWNED BEFORE SALE	NUMBER OF SHARES REGISTERED BY PROSPECTUS	NUMBER OF SHARES OWNED AFTER SALE	% OF SHARES OWNED BY SHAREHOLDER AFTER SALE
Ian Lambert	5,300,000	2,000,000	3,300,000	8.1
Harvey Lawson	1,900,000	1,900,000	0	0
Chris Dieterich	1,500,000	1,500,000	0	0
Robert Ross	350,000	350,000	0	0
Steven Levine	350,000	350,000	0	0
Roderick Anderson	100,000	100,000	0	0
Totals	9,500,000	6,200,000	3,300,000	8.1

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

Litewave will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by the 1933 Act.  Litewave does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporate by reference in this Registration Statement:

(a) (i)  The Registrant's Current Report on Form 10-QSB filed with the SEC on May 12, 2003 and Form 10-KSB filed with the SEC on April 15, 2003 for the period ending December 31, 2002.

     (ii)  The Registrant's Form 10-SB, as amended, filed November 15, 1999.

    (iii)  All other reports and documents subsequently filed by the Registrant  after the date of this Registration Statement pursuant to  Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

No applicable to the shares of common stock being registered (see Form 10-SB, as amended, filed November 15, 1999, for description).

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common stock offered hereby will be passed upon for the Company by Dieterich & Associates.

Item 6. Indemnification of Directors and Officers.

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The Shares were issued for advisory and legal services rendered.  These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

  3.1 -- Articles of Incorporation of the Registrant. as amended (incorporated by reference)

  3.2 -- Bylaws of the Registrant (incorporated by Reference)

  5.1 -- Opinion of Dieterich & Associates, dated June 19, 2003 as to the validity of the shares being registered.

23.1 -- Consent of Dieterich & Associates (included in Exhibit 5.1)

23.2 -- Consent of Morgan & Company, independent auditors

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on June 19, 2003

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

LITEWAVE CORP.

 (Registrant)

Date:  June 20, 2003

By:  /s/ Ian Lambert

        Ian Lambert, President/Director

By: /s/ Harvey Lawson

      Harvey Lawson, Secretary/CFO/Director

Exhibit 5.1

DIETERICH & ASSOCIATES LETTERHEAD

June 19, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

   RE: LITEWAVE CORP.

Ladies and Gentlemen:

This office represents Litewave Corp., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 6,200,000 shares of the Registrant's Common Stock issued to various consultants for provision of services (the "Shares").

In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                 Very truly yours,

                                 /S/ Christopher Dieterich

                                 Dieterich & Associates

Exhibit 23.1

Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2

To the Board of Directors

Litewave Corp.

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Litewave Corp. on Form S-8, pertaining to the registration of 6,200,000 shares of common stock, par value of $0.001, issued pursuant to compensatory benefit plans for consulting and employment service, of our Auditors' Report, dated April 11, 2003, with respect to the financial statements of Litewave Corp. included in the annual report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Vancouver, Canada

June 20, 2003

/s/ Morgan & Company

Morgan & Company

Chartered Accountants